Exhibit 10.41

FLEWBER GLOBAL

CONSULTING AGREEMENT

This Consulting Agreement (the “Agreement”) is made as of Monday December 11, 2023 by and between Flewber Global, Inc. a Delaware corporation (“Company”), and Third Row LLC/Patrick Leung (“Consultant”).

1. Consulting Relationship. During the term of this Agreement, Consultant will provide consulting services to the Company as described on Exhibit A hereto (the “Services”). Consultant represents that Consultant is duly licensed (as applicable) and has the qualifications, the experience and the ability to properly perform the Services. Consultant shall use Consultant’s best efforts to perform the Services such that the results are satisfactory to the Company.

2. Fees. As consideration for the Services to be provided by Consultant and other obligations, the Company shall pay to Consultant the amounts specified in Exhibit B hereto at the times specified therein. The Consultant provide Company with invoices on a periodic basis detailing at a minimum the date and duration of services and a description of services performed on that date.

3. Expenses. Consultant shall not be authorized to incur on behalf of the Company any expenses and will be responsible for all expenses incurred while performing the Services unless otherwise agreed to, in advance and in writing, by the Company’s Chief Executive Officer, which consent shall be evidenced in writing for any expenses in excess of $500. As a condition to receipt of reimbursement, Consultant shall be required to submit to the Company reasonable evidence that the amount involved was both reasonable and necessary to the Services provided under this Agreement.

4. Term and Termination. Consultant shall serve as a consultant to the Company for a period commencing on November 15, 2023 and terminating on October 14, 2024; provided however the Consulting Relationship shall terminate prior to such date if Consultant completes the provision of the Services to the Company under this Agreement. If so desired mutually, Company and Consultant can extend the term of the Agreement by amendment hereof.

Notwithstanding the above, either party may terminate this Agreement at any time upon 10 (ten) business days’ advance written notice. In the event of such termination, the Consultant shall be paid for any portion of the Services that have been performed prior to the termination.

Should either party default in the performance of this Agreement or materially breach any of its obligations under this Agreement, including but not limited to Consultant’s obligations under the Confidential Information Agreement as described in Section 8 between the Company and Consultant referenced below, the non-breaching party may terminate this Agreement immediately if the breaching party fails to cure the breach within three business days after having received written notice by the non-breaching party of the breach or default.

5. Independent Contractor. Consultant’s relationship with the Company will be that of an independent contractor and not that of an employee.

6. Method of Provision of Services. Consultant shall be solely responsible for determining the method, details and means of performing the Services. Consultant may, at Consultant’s own expense, employ or engage the services of such employees, subcontractors, partners or agents, as Consultant deems necessary to perform the Services (collectively, the “Assistants”). The Assistants are not and shall not be employees of the Company, and Consultant shall be wholly responsible for the professional performance of the Services by the Assistants such that the results are satisfactory to the Company. Consultant shall expressly advise the Assistants of the terms of this Agreement, and shall require each Assistant to execute and deliver to the Company a confidentiality agreement substantially in the form of Section 8 of this agreement (Flewber Global will supply a confidentiality agreement upon request).

7. No Authority to Bind Company. Consultant acknowledges and agrees that Consultant and its Assistants have no authority to enter into contracts that bind the Company or create obligations on the part of the Company without the prior written authorization of the Company.

8. No Benefits. Consultant acknowledges and agrees that Consultant and its Assistants shall not be eligible for any Company employee benefits and, to the extent Consultant otherwise would be eligible for any Company employee benefits but for the express terms of this Agreement, Consultant (on behalf of itself and its employees) hereby expressly declines to participate in such Company employee benefits.

9. Taxes; Indemnification. Consultant shall have full responsibility for applicable taxes for all compensation paid to Consultant or its Assistants under this Agreement, including any withholding requirements that apply to any such taxes, and for compliance with all applicable labor and employment requirements with respect to Consultant’s self-employment, sole proprietorship or other form of business organization, and with respect to the Assistants, including state worker’s compensation insurance coverage requirements and any U.S. immigration visa requirements. Consultant agrees to indemnify, defend and hold the Company harmless from any liability for, or assessment of, any claims or penalties or interest with respect to such taxes, labor or employment requirements, including any liability for, or assessment of, taxes imposed on the Company by the relevant taxing authorities with respect to any compensation paid to Consultant or its Assistants or any liability related to the withholding of such taxes.

10. Supervision of Consultant’s Services. All of the services to be performed by Consultant, including but not limited to the Services, will be as agreed between Consultant and the Company’s Chief Executive Officer (CEO) or supervisor designated by the CEO. Consultant will be required to report to the CEO or supervisor designated by the CEO concerning the Services performed under this Agreement. The nature and frequency of these reports will be left to the discretion of the CEO or supervisor designated by the CEO.

11. Consulting or Other Services for Competitors. Consultant represents and warrants that Consultant does not presently perform or intend to perform, during the term of the Agreement, consulting or other services for, or engage in or intend to engage in an employment relationship with, companies who businesses or proposed businesses in any way involve products or services which would be competitive with the Company’s products or services, or those products or services proposed or in development by the Company during the term of the Agreement (except for those companies, if any, listed on Exhibit C hereto). If, however, Consultant decides to do so, Consultant agrees that, in advance of accepting such work, Consultant will promptly notify the Company in writing, specifying the organization with which Consultant proposes to consult, provide services, or become employed by and to provide information sufficient to allow the Company to determine if such work would conflict with the terms of this Agreement, including the terms of the Confidentiality Agreement, the interests of the Company or further services which the Company might request of Consultant. If the Company determines that such work conflicts with the terms of this Agreement, the Company reserves the right to terminate this Agreement immediately. In no event shall any of the Services be performed for the Company at the facilities of a third party or using the resources of a third party.

12. Confidential Information. Consultant recognizes and acknowledges that by reason of Consultant’s retention by and service to the Company before, during and, if applicable, after the Consulting Term, Consultant will have access to certain confidential and proprietary information relating to the Company’s business, which may include, but is not limited to, trade secrets, trade “know-how,” product development techniques and plans, formulas, customer lists and addresses, financing services, funding programs, cost and pricing information, marketing and sales techniques, strategy and programs, computer programs and software and financial information (collectively referred to as “Confidential Information”). Consultant acknowledges that such Confidential Information is a valuable and unique asset of the Company and Consultant covenants that he/she will not, unless expressly authorized in writing by the Company, at any time during the Consulting Term use any Confidential Information or divulge or disclose any Confidential Information to any person, firm or corporation except in connection with the performance of Consultant’s duties for the Company and in a manner consistent with the Company’s policies regarding Confidential Information. Consultant also covenants that at any time after the termination of this Agreement, directly or indirectly, he/she will not use any Confidential Information or divulge or disclose any Confidential Information to any person, firm or corporation, unless such information is in the public domain through no fault of Consultant or except when required to do so by a court of law, by any governmental agency having supervisory authority over the business of the Company or by any administrative or legislative body (including a committee thereof) with apparent jurisdiction to order Consultant to divulge, disclose or make accessible such information. All written Confidential Information (including, without limitation, in any computer or other electronic format) which comes into Consultant’s possession during the Consulting Term shall remain the property of the Company. Except as required in the performance of Consultant’s duties for the Company, or unless expressly authorized in writing by the Company, Consultant shall not remove any written Confidential Information from the Company’s premises, except in connection with the performance of Consultant’s duties for the Company and in a manner consistent with the Company’s policies regarding Confidential Information. Upon termination of this Agreement, the Consultant agrees to return immediately to the Company all written Confidential Information (including, without limitation, in any computer or other electronic format) in Consultant’s possession.

13. Conflicts with this Agreement. Consultant represents and warrants that neither Consultant nor any of the Assistants is under any pre-existing obligation in conflict or in any way inconsistent with the provisions of this Agreement. Consultant represents and warrants that Consultant’s performance of all the terms of this Agreement will not breach any agreement to keep in confidence proprietary information acquired by Consultant in confidence or in trust prior to commencement of this Agreement. Consultant warrants that Consultant has the right to disclose and/or or use all ideas, processes, techniques and other information, if any, which Consultant has gained from third parties, and which Consultant discloses to the Company or uses in the course of performance of this Agreement, without liability to such third parties. Notwithstanding the foregoing, Consultant agrees that Consultant shall not bundle with or incorporate into any deliveries provided to the Company herewith any third party products, ideas, processes, or other techniques, without the express, written prior approval of the Company. Consultant represents and warrants that Consultant has not granted and will not grant any rights or licenses to any intellectual property or technology that would conflict with Consultant’s obligations under this Agreement. Consultant will not knowingly infringe upon any copyright, patent, trade secret or other property right of any former client, employer or third party in the performance of the Services.

14. Amendments and Waivers. Any term of this Agreement may be amended or waived only with the written consent of the Company.

15. Sole Agreement. This Agreement, including the Exhibits hereto, constitutes the sole agreement of the parties and supersedes all oral negotiations and prior writings with respect to the subject matter hereof.

16. Notices. Any notice required or permitted by this Agreement shall be in writing and shall be deemed sufficient upon receipt, when delivered personally or by courier, overnight delivery service or confirmed facsimile, 48 hours after being deposited in the regular mail as certified or registered mail (airmail if sent internationally) with postage prepaid, if such notice is addressed to the party to be notified at such party’s address or facsimile number as set forth below, or as subsequently modified by written notice. Notice maybe transmitted by electronic mail and shall be deemed sufficient upon receipt and acknowledged by the receiving party, in writing by electronic mail.

17. Choice of Law. The validity, interpretation, construction and performance of this Agreement shall be governed and enforced under the laws of -New York, without giving effect to the principles of conflict of laws. The prevailing party in any such action shall be entitled to recover all related costs and reasonable attorneys’ fees.

18. Arbitration. Any controversy, claim or dispute arising out of or relating to this Agreement, or any breach of this Agreement, including, but not limited to, any dispute concerning the scope of this arbitration clause and any tort action, will be settled by binding arbitration under the rules and procedures of the American Arbitration Association.

19. Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, the parties agree to renegotiate such provision in good faith. In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (i) such provision shall be excluded from this Agreement, (ii) the balance of the Agreement shall be interpreted as if such provision were so excluded and (iii) the balance of the Agreement shall be enforceable in accordance with its terms.

20. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

21. Advice of Counsel. EACH PARTY ACKNOWLEDGES THAT, IN EXECUTING THIS AGREEMENT, SUCH PARTY HAS HAD THE OPPORTUNITY TO SEEK THE ADVICE OF INDEPENDENT LEGAL COUNSEL, AND HAS READ AND UNDERSTOOD ALL OF THE TERMS AND PROVISIONS OF THIS AGREEMENT. THIS AGREEMENT SHALL NOT BE CONSTRUED AGAINST ANY PARTY BY REASON OF THE DRAFTING OR PREPARATION HEREOF.

[Signature Page Follows]

The parties have executed this Agreement as of the date first written above.

THE COMPANY:

FLEWBER GLOBAL INC

By:	/s/ Marc Sellouk
(Signature)
Name	Marc Sellouk
Title:	CEO

Address:

1411 Broadway, 38th Fl
New York, NY 10018

CONSULTANT:

Third Row LLC/Patrick Leung

/s/ Patrick Leung
(Signature)

Address:

EXHIBIT A

1. Business development and advisory

EXHIBIT B

Company shall issue Consultant Seventy Five Thousand (75,000) Restricted Stock Units at upon execution of this agreement date.